Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contact Information:

Media

Shannon Dunnigan

Tel: +1-401-451-3107

Investors

Mark Maring

Tel: +1-585-598-6874

GateHouse Media Launches RadarFrog.com Savings Platform

Web site ideal for shoppers seeking convenient ways to save

on everyday purchases

FAIRPORT, N.Y. , March 29, 2010 – GateHouse Media, Inc. announced today that its newly developed online membership rewards and shopping platform, RadarFrog.com, launches April 1, 2010.

(Logo: http://www.newscom.com/cgi-bin/prnh/20100329/NY78005LOGO)

RadarFrog.com is ideal for shoppers who seek convenient ways to save money on everyday purchases by offering its members a broad range of deals, coupons and exclusive sales. What makes RadarFrog.com unique is the combination of national and local merchants on one platform. Offers can be found from national online and brick and mortar retailers, as well as locally owned restaurants, retailers and other businesses.

“RadarFrog will let us connect our readers and local businesses in a way that’s never been done before,” said Kirk Davis, GateHouse Media President and COO. “RadarFrog helps its members find great savings in their communities. At the same time, RadarFrog will allow participating merchants to make promotional offers to thoughtful customers who shop frequently. We think it’s a win-win proposition, especially with recent shifts toward economical spending and coupon usage.”

Shannon Dunnigan, who has served in various digital revenue capacities for GateHouse Media since 2006, has been named CEO of RadarFrog.com.

“This is a great opportunity for GateHouse to reach beyond its traditional local communities by giving all shoppers a convenient way to save money,” Dunnigan said. “At the same time, we are staying true to our roots by offering our local merchants a platform to access a broader audience.”

RadarFrog.com has two levels of membership: Free membership with registration, and a premium membership for $9.99 a month. The premium membership entitles users to a $25 gift certificate to local restaurants and online delivery services each month, plus access to even better deals, coupons and exclusive sales.

While the RadarFrog.com official launch is scheduled for April 1, the site is currently up and running at www.RadarFrog.com. RadarFrog.com is a standalone Web site, and is also accessible from all GateHouse Media Web site home pages.

About GateHouse Media, Inc.

GateHouse Media, Inc. (Pink Sheets OTC: GHSE), headquartered in Fairport, N.Y., is one of the largest publishers of locally based print and online media in the United States as measured by its 87 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local Web sites.